[HEMOBIOTECH LOGO OMITTED]

                         J.P. MORGAN INTERNATIONAL PLAZA
                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                                  214-540-8411


           HEMOBIOTECH ANNOUNCES EXERCISE OF WARRANTS BY RENN CAPITAL

      HemoBioTech is developing HemoTech(TM), a novel blood substitute


FOR IMMEDIATE RELEASE:

Dallas, Texas, February 7, 2006, HemoBioTech (OTCBB: HMBT.OB) announced today that three publicly traded closed end funds advised by RENN Capital Group, Inc. have exercised 1,764,720 Class A Warrants held by them for an aggregate consideration of $1,870,603 and in connection therewith, they were issued an aggregate 1,764,720 shares of HemoBioTech common stock. The warrants were originally received as part of an October 2004 private placement by HemoBioTech. HemoBioTech filed a registration statement with the SEC covering the resale of the shares of common stock issued, which was declared effective by the SEC on May 13, 2005.

"We are very pleased with the support of the three funds and their advisor Renn Capital Group as we continue to advance our product, HemoTech(TM)," stated Dr. Arthur P. Bollon, Chairman & Chief Executive Officer of HemoBioTech.

Russell Cleveland, President of RENN Capital Group, Inc. stated, " This new blood medical technology could be a revolutionary product that is badly needed in the world. We are pleased to help finance this exciting company and its product, HemoTech(TM)."

ABOUT HEMOBIOTECH, INC.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Science Center. HemoTech(TM) is chemically modified hemoglobin, which not only carries oxygen in the blood, but can also induce red blood cell production. The Company believes that HemoTech(TM) may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other conditions. Corporate headquarters are located at J. P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254. For further information contact Dr. Arthur Bollon at 214-540-8411 or ARTHURB@FLASH.NET. The Company website is www.hemobiotech.com.


Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre-clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's prospectus dated May 13, 2005, as supplemented, and HemoBioTech's other reports filed with the Securities and Exchange Commission..